United States securities and exchange commission logo





                       February 15, 2024

       Jeff Cooper
       Chief Financial Officer
       Guidewire Software, Inc.
       970 Park Pl., Suite 200
       San Mateo, CA 94403

                                                        Re: Guidewire Software,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2023
                                                            Filed September 18,
2023
                                                            File No. 001-35394

       Dear Jeff Cooper:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology